Exhibit 99.5


Corporate Communications Division, 280 Park Avenue, New York Mailing
Address:  P.O. Box 318, New York, N.Y. 10008-0318

Bankers Trust New York Corporation
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News Release

For Release:

                    BT SECURITIES CORPORATION ANNOUNCES
                SETTLEMENT AGREEMENTS WITH THE SEC AND CFTC

      New York, December 22, 1994 -- BT Securities Corporation, a subsidiary of Bankers Trust New York Corporation, has entered into settlement agreements with the Securities and Exchange Commission and the Commodity Futures Trading Commission concluding the agencies' investigation of the firm's derivative business.

      The findings contained in an order issued by the SEC and the CFTC relate exclusively to transactions with one client, Gibson Greetings, and focus primarily on the actions and statements of one employee, who is no longer with BT Securities. "Harm to our client was addressed in a financial settlement," said Bankers Trust Chairman Charles S. Sanford, Jr.

      "These settlement agreements resolve the regulatory issues that have been under review by the SEC and the CFTC," said Mr. Sanford. "We have introduced new procedures designed to prevent the reoccurrence of a similar problem and to provide a level of disclosure and pricing transparency that will benefit our clients."

      The settlement agreements resolve all corporate liability of BT Securities and all affiliated Bankers Trust entities to the SEC and CFTC arising from conduct involving the offer, sale or valuation of derivative products. Without admitting or denying the regulators' findings, BT Securities agreed to pay an aggregate civil penalty of $10 million. BT Securities cooperated fully in these reviews by providing information, documents and taped conversations among BT Securities employees, their clients and their coworkers.

      "The loss of even one client relationship is unacceptable to us," Mr. Sanford said. "With our actions, Bankers Trust has put things right, not only in this instance, but in a lasting and fundamental way. Our entire firm joins together in reaffirming a commitment to excellence in the service of our clients."

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 For additional information, contact Douglas Kidd, Bankers Trust,
(212) 454-3532.